Exhibit 10.1

8201 E Riverside Dr. Bldg. 4, Ste. 100— Austin, TX 78744— Phone: (512) 386-2900 — Fax: (512) 386-5505

Web: www.xbiotech.com

Scott Whitehurst

Re: Offer of Employment

Dear Scott,

On behalf of XBiotech USA Inc., I am pleased to offer you a position as Chief Financial Officer. In this capacity, you will be paid at a gross semi-monthly rate of $16,666.67. You will report to John Simard, CEO of XBiotech, and the effective date of the agreement will be May 2nd, 2016.

Your job responsibilities may include but not limited to:

  Communicate, engage and interact with Board and All of XBiotech Team.
  Create presentations, press releases and other communication materials for earnings releases, industry events and presentations to analysts, brokers, and investors.
  Oversee the production of all annual reports, SEC filings, and proxy statements.
  Serve as a key point of contact for the investment community.
  Establish and maintain relationships with stock exchange representatives.
  Organize and conduct conferences, road shows, earnings conference calls, and investor meetings.
  Play key role in building and managing commercialization team for imminent product launch in Europe and subsequent launches in Europe the USA and elsewhere.
  Building and representing credible revenue models for the company product candidates.
  Contribute to strategic business transactions and corporate development initiatives.

For the purposes of relocation you will be provided by XBiotech with $1,500 house hunting trip to Austin, and up to $10,000 moving allowance. These expenses will be paid as expense reimbursements or directly to the vendors you use. The offer described above is contingent upon the results of your reference/background check and completion of an I-9 form as well as e-verify. Your employment is also contingent upon your signing and returning a Confidentiality and Non-disclosure Agreement on your first day of work. XBiotech will provide you 100% employer-paid Medical and Dental Plan for individuals (not including family members). These benefits will begin after a waiting period not to exceed two months of your employment. Subject to approval by XBiotech, Inc’s (the “Company”) Board of Directors, you will be granted Incentive Stock Options* under the Company's 2015 Equity Incentive Plan to purchase 300,000 shares of XBiotech Inc. Common Stock at an exercise price equal to the closing sales price per share of the Company’s Common Stock on the date of grant, as quoted by The Nasdaq Stock Market.  The options will vest over a four-year period with the following schedule:

*Option to purchase Common Shares with the intention that it qualifies as an Incentive Stock Option within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended. Incentive Stock Option benefits are subject to all qualifying rules and regulations.

Year	Vesting Date	Percentage of Shares as to which the Option Becomes Exercisable
YEAR 1 (Quarterly vest over the first year, beginning on May 2, 2016 (the “Vesting Commencement Date”)	August 1, 2016	6.25%
	October 31, 2016	6.25%
	January 30, 2017	6.25%
	May 2, 2017	6.25%
YEAR 2	Two-year anniversary of the Vesting Commencement Date	25%
YEAR 3	Three-year anniversary of the Vesting Commencement Date	25%
YEAR 4	Four-year anniversary of the Vesting Commencement Date	25%

We understand, based on what you have told us, that by coming to work for XBiotech in the above position you will not be violating any Employment Agreement, Confidentiality/Non-disclosure Agreement, Covenant Not to Compete Agreement, or Shareholder Agreement with any former employer. If you have signed any such agreements, we need you to provide us with a copy of each agreement before beginning employment with XBiotech. Further, we expect that you do not currently possess from your former employers any:

1.	Biological samples.
2.	Client, customer, vendor, consultant or employee files or lists.
3.	Confidential or trade secret information.

Please let us know if you possess any of the above. If you do, you will need to return them immediately to your former employer.

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Your employment with XBiotech will be on an “at-will” basis, meaning that you can be terminated or released from your employment at any time, with or without cause or notice. Likewise, we respect your ability to leave employment at anytime, for any reason, with or without notice.

Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature, to me by 5:00pm, April 26, 2016. If you have any questions, please do not hesitate to contact me.

Sincerely,

John Simard, President, Chairman & Chief Executive Officer

/s/ John Simard

I accept the terms and conditions of employment as set forth above and understand that I am not relying on any prior statements or representations not contained within this letter. I also confirm that I do not have possession of any of the types of files described above from any former employer. Finally, to the best of my knowledge, my employment with XBiotech will not violate any agreement that I have with any former employer.

Date:	5/2/2016	Signature:	/s/ Scott Whitehurst

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